Chembio to Present at the ROTH Capital Partners 25th Annual Growth Stock Conference

MEDFORD, N.Y. (March 14, 2013) – Chembio Diagnostics, Inc. (NASDAQ: CEMI), a leader in point-of-care diagnostic tests for infectious diseases, announces that Lawrence Siebert, Chief Executive Officer, will present at the ROTH Capital Partners 25th Annual Growth Stock Conference to be held March 18-20, 2013 at The Ritz Carlton in Dana Point, California. Mr. Siebert will be presenting Tuesday, March 19, at 3:00 p.m. (PT) with one-on-one meetings held throughout the day to discuss the Company's strategy for continued growth.

The Chembio presentation will be available for the public to access via the Investor Relations section of the Chembio corporate Website, www.chembio.com or at http://wsw.com/webcast/roth27/cemi/ where it will be archived for 90 days.

This three-day event will feature more than 1,000 institutional investors and more than 370 company presentations, and is designed to provide investors with a unique opportunity to gain insight into small and mid-cap growth companies across a variety of sectors including Business Services, Consumer, Cleantech, Industrials & Resources, Healthcare, Metals & Mining and Technology & Media.

For more information about the conference or to schedule a one-on-one meeting with Chembio management, please contact your ROTH representative at 1-800-933-6830 or via e-mail at conference@roth.com.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 170 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485. For further information please visit www.chembio.com .

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

LHA
Anne Marie Fields
(212) 838-3777
AFields@lhai.com
@LHA_IR_PR
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